Exhibit (d)(16)

The UBS Funds
One North Wacker Drive
Chicago, IL 60606

March 3, 2022

UBS Asset Management (Americas) Inc.
One North Wacker Drive
Chicago, IL 60606

Ladies and Gentlemen:

1.                  Each of the funds listed on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”) is a series of The UBS Funds, a Delaware statutory trust (“Trust”). Class P2 shares of the Fund are referred to herein as the “Class.”

2.                  You hereby agree that you will: (i) waive your management fee in its entirety; (ii)  waive your administration fee in an amount equal to the portion of the administration fee you retain after payment by you of any sub-administration fees; and (iii) reimburse the Trust for the operating expenses (excluding expenses incurred through investment in other investment companies, interest, taxes, brokerage commissions, dividend expense and securities loan fees for securities sold short, and extraordinary expenses, such as proxy-related expenses) (“Reimbursable Operating Expenses”) of the Class to the extent, if any, that the Reimbursable Operating Expenses for the Class for the period from June 13, 2022 through October 28, 2022, otherwise would exceed the “Expense Limitation” rate for the Class of the Fund shown in Schedule B. The aggregate amount of this reimbursement is hereinafter referred to as the “Expense Reimbursement.”

3.                  The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you. Such repayment shall be made only out of assets of the Fund and Class for which an Expense Reimbursement was made. In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which you waived fees or reimbursed a Fund or Class for its Reimbursable Operating Expenses under this Agreement without causing the Reimbursable Operating Expenses of the Fund or Class to exceed the lesser of any applicable expense limit that is in place for the Fund (i) at the time of the waiver or reimbursement, or (ii) at the time of recoupment. The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

4.                  This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Trust with respect to a Fund, provided, however, that a Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

5.                  You understand that you shall look only to the assets of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

6.                  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 5 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

7.                  This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

THE UBS FUNDS

By:	/s/Igor Lasun
Name: Igor Lasun
Title: President

By:	/s/Rose Ann Bubloski
Name: Rose Ann Bubloski
Title: Vice President and Assistant Treasurer

The foregoing Agreement is hereby
accepted as of March 3, 2022

UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/Keith A. Weller
Name: Keith A. Weller
Title: Executive Director and Deputy General Counsel

By:	/s/Eric Sanders
Name: Eric Sanders
Title: Director and Associate General Counsel

Schedule A

UBS Total Return Bond Fund

UBS U.S. Small Cap Growth Fund

Fund	Class P2 Expense Limitation Rate
UBS Total Return Bond Fund	0.20%
UBS U.S. Small Cap Growth Fund	0.15%

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